Exhibit 14.1

PishPosh, Inc.

Code of Ethics and Business Conduct

Effective Date: September 1, 2022

1.	Introduction.

1.1         The Board of Directors of PishPosh, Inc. (together with its affiliated companies, the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)      promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)     promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)      promote compliance with applicable governmental laws, rules and regulations;

(d)     promote the protection of Company assets, including corporate opportunities and confidential information;

(e)      promote fair dealing practices;

(f)      deter wrongdoing; and

(g)     ensure accountability for adherence to the Code.

1.2         All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement. Additionally, vendors and suppliers doing business with the Company are expected to adhere to the principles in this Code.

1.3         No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. This Code supplements, and is supplemented by, the Company’s additional policies and procedures, which can be found in the Company’s Employee Handbook as well as other policies and procedures that may be adopted by the Company from time to time (together, “Company Policies”).

1.4         Directors, officers, and employees are responsible for adhering to the standards in this Code, for raising questions if they are in doubt about the best course of action, and for reporting possible misconduct promptly after it comes to their attention. If an employee is in doubt about the propriety of any action, the employee should discuss it with his or her direct manager or Human Resources.

2.	Honest and Ethical Conduct.

2.1        The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2         Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact while performing his or her job.

2.3         Each director, officer and employee is expected to be honest, ethical, and fair and should endeavor to deal fairly with the Company’s stakeholders (such as customers, vendors, suppliers, business partners, service providers, competitors, and employees). Each person must be treated with dignity and respect and accorded equal opportunity, regardless of age, race, sex, sexual preference, gender identity, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability or any other characteristic protected by law.

2.4         In addition, violence, threats of violence and intimidation are not allowed in the workplace. Further, no one is permitted to work while under the influence of alcohol or drugs. The use, possession, or distribution of illegal drugs in the Company’s workplace is prohibited.

2.5         Violations of ethical obligations cannot be excused because they were directed or requested by another. In this regard, directors, officers and employees are expected to alert their direct manager or Human Resources whenever an illegal, dishonest or unethical act is discovered or suspected.

3.	Conflicts of Interest.

3.1         A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer, or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer, or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Directors, officers, and employees are expected to act with integrity and good judgment, recognizing that personal or family relationships, outside business interests, or the acceptances of personal gifts from those doing business or seeking to do business with the Company, even when lawful may give rise to legitimate concerns about conflicts of interest.

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3.2         Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.

3.3         Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4         Persons (other than directors and executive officers) who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with and seek a determination and prior authorization or approval from, their direct manager or Human Resources. A manager may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing Human Resources with a written description of the activity and seeking written approval.

3.5         Notwithstanding anything to the contrary herein, nothing in this Code shall limit the rights of any directors under the Company’s governing documents, including with respect to corporate opportunities, or under any indemnification agreement such director may have with the Company.

4.	Compliance.

4.1         Employees, officers, and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2         Although not all employees, officers and directors are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Human Resource’s Department.

4.3         No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer, or employee to use material nonpublic information regarding the Company or any other company to:

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(a)       obtain profit for himself or herself; or

(b)       directly or indirectly "tip" others who might make an investment decision on the basis of that information.

               These transactions are commonly known as “insider trading” and are strictly prohibited and illegal. Directors, officers, and employees should refer to the Company’s Insider Trading Compliance Policy for more details.

5.	Disclosure.

5.1         To provide an adequate system of internal accounting and controls, the Company is required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions. The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must also comply with applicable federal securities laws and SEC rules.

5.2         Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting, any internal audit department of the Company, and the Company's independent public accountants and counsel.

5.3         Each director, officer and employee who is involved in the Company's disclosure process must:

        (a)       be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

 (b)       take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.	Protection and Proper Use of Company Assets.

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6.1          All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a director impact on the Company’s profitability and are prohibited. All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.2         The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.            Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members).

8.           Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.           Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10.	Reporting and Enforcement.

10.1       Reporting and Investigation of Violations.

(a)       Actions prohibited by this Code involving directors or executive officers must be reported to Human Resources.

(b)       Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to a direct manager or Human Resources.

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(c)       After receiving a report of an alleged prohibited action, Human Resources must promptly take all appropriate actions necessary to investigate.

(d)       All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2           Enforcement.

  (a)       The Company must ensure prompt and consistent action against violations of this Code.

  (b)       If, after investigating a report of an alleged prohibited action by a director or executive officer, Human Resources determines that a violation of this Code has occurred, Human Resources will report such determination to the Nominating and Governance Committee of Board of Directors (the “Governance Committee”) or to the Legal Department, if applicable.

  (c)       Upon receipt of a determination that there has been a violation of this Code, the Governance Committee or the Legal Department, if applicable, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3           Waivers. Waivers of this Code are considered on a case-by-case basis and are discouraged. Waivers for directors and executive officers may be approved by the Governance Committee, and waivers involving any other employee shall require the written approval of Human Resources or the Legal Department, as applicable. Any waiver for a director or an executive officer shall be disclosed as required by the rules of the SEC and the Nasdaq or other applicable listing exchange.

10.4           Whistleblower Protection Policy. The Company will not retaliate against a whistleblower. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, or poor work assignments and threats of physical harm. Any whistleblower who believes he/she is being retaliated against must contact Human Resources immediately. The right of a whistleblower for protection against retaliation does not include immunity for any personal wrongdoing that is alleged and investigated. Directors, officers and employees should refer to the Whistleblower Protection Policy within the Employee Handbook for more details.

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10.5            Prohibition on Retaliation. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

11.       Code Enforcement. The Company, through the Governance Committee, may take any action it deems necessary to remedy any breach or violation of this Code, including but not limited to, terminating an employee, or seeking the resignation of a director, and/or recommending that a director not be nominated for re-election to the Board of Directors.

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